Exhibit (p)(7)

Level Four CAPITAL
MANAGEMENT, LLC

Investment Adviser Code of Ethics

Dated November 2023

Table of Contents

Statement of General Policy	3
Standards of Conduct	3
Applicability	4
Definitions	4
Prohibition Against Insider Trading	5
Introduction	5
General Policy	5
What is Material Information?	5
What is Nonpublic Information?	5
Identifying Inside Information	6
Contacts with Public Companies	6
Tender Offers	6
Restricted/Watch Lists	7
Personal Securities Transactions	7
General Policy	7
Pre-Clearance Required for Participation in IPOs	7
Pre-Clearance Required for Private or Limited Offerings	7
Gifts and Entertainment	8
General Policy	8
Reporting Requirements	8
Protecting the Confidentiality of Client Information	9
Confidential Client Information	9
Non-Disclosure of Confidential Client Information	9
Employee Responsibilities	9
Security of Confidential Personal Information	10
Privacy Policy	10
Enforcement and Review of Confidentiality and Privacy Policies	10
Personal Securities Holdings	10
General Requirements	10
LFCM Code of Ethics.11.2023	Page 1 of 14

Reportable Securities	11
Personal Securities Accounts	11
Reporting Requirements	11
Violations of the Code	13
Certification	13
Initial Certification	13
Acknowledgement of Amendments	14
Annual Certification	14
Further Information	14
Records	14
LFCM Code of Ethics.11.2023	Page 2 of 14

CODE OF ETHICS

Statement of General Policy

This Code establishes rules of conduct for all employees of Level Four Capital Management, LLC (“LFCM” or “the Company”) and is designed to, among other things, govern personal securities trading activities in the accounts of employees, immediate family/household accounts and accounts in which an employee has a beneficial interest. The Code is based upon the principle that LFCM and its employees owe a fiduciary duty to LFCM's clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility. The Code is designed to ensure that the high ethical standards long maintained by LFCM continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee. Pursuant to Section 206 of the Advisers Act, both LFCM and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the LFCM has an affirmative duty of utmost good faith to act solely in the best interest of its clients. LFCM and its employees are subject to the following specific fiduciary obligations when dealing with clients:

●	The duty to have a reasonable, independent basis for the investment advice provided;
●	The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;
●	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and
●	A duty to be loyal to clients.

Standards of Conduct

In meeting its fiduciary responsibilities to its clients, LFCM expects every employee to demonstrate the highest standards of ethical conduct for continued employment with LFCM. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with LFCM. LFCM's reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of Jill Zacha, the Chief Compliance Officer (“LFCM CCO” or “CCO”), for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with LFCM.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of LFCM in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the LFCM CCO. The LFCM CCO may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

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Applicability

The Code applies to each of the following:

1.	Any officer, director or employee of the Company whose job regularly involves him/her in the investment process. This includes the formulation and making of investment recommendations and decisions, the purchase and sale of securities for Clients and the utilization of information about investment recommendations, decisions and trades. Due to the manner in which the Company conducts its business, every employee should assume that he/she is subject to the Code unless the Compliance Officer specifies otherwise.

2.	Any natural person who Controls the Company and who obtains information regarding the Company’s investment recommendations or decisions. Consultants, interns and part-time employees are subject to the restrictions and reporting requirements of personal investment activities promulgated under the Code.

Definitions

Definitions For the purposes of this Code, the following definitions shall apply:

●	“Access person” means any supervised person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable fund our firm or its control affiliates manage or has access to such recommendations; or is involved in making securities recommendations to clients that are nonpublic.
●	“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest, controls or exercises investment discretion.
●	“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.
●	“Fund” means an investment company registered under the Investment Company Act.
●	“Reportable fund” means any registered investment company, i.e., mutual fund, for which our Firm, or a control affiliate, acts as investment adviser, as defined in section 2(a) (20) of the Investment Company Act, or principal underwriter.
●	“Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless LFCM or a control affiliate acts as the investment adviser or principal underwriter for the fund.
●	“Supervised person” means directors, officers and partners of LFCM (or other persons occupying a similar status or performing similar functions); employees of LFCM; and any other person who provides advice on behalf of LFCM and is subject to LFCM's supervision and control.
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Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and LFCM to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, supervised persons and LFCM may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of LFCM and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the LFCM CCO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by LFCM), while in the possession of material, nonpublic information, nor may any personnel of LFCM communicate material, nonpublic information to others in violation of the law.

What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the LFCM CCO.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to LFCM's securities recommendations and client securities holdings and transactions.

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What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by LFCM (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

●	Report the information and proposed trade immediately to the LFCM CCO.
●	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.
●	Do not communicate the information inside or outside the firm, other than to the LFCM CCO.
●	After the LFCM CCO has reviewed the issue, the firm will determine whether the information is material, and nonpublic and, if so, what action the firm will take.

You should consult with the LFCM CCO before taking any action. This high degree of caution will protect you, our clients, and the firm.

Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of LFCM or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, LFCM must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact the LFCM CCO immediately if you believe that you may have received material, nonpublic information.

Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons of LFCM and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

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Restricted/Watch Lists

Although LFCM does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities. The LFCM CCO may place certain securities on a “restricted list.” Since LFCM launched an ETF (as sub-adviser to the fund) along with SS&C/ALPS in 2023, LFCM as a sub-adviser must obtain the Fund’s CCO approval prior to purchasing all products that are advised or sub-advised by ALPS Advisors, Inc. and/or any product that is actively marketed by ALPS Distributors, Inc. or ALPS Portfolio Solutions Distributor, Inc. Accordingly, these products will be put on LFCM’s restricted list for purchases specifically by LFCM for its portfolios and strategies. Supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed. Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list.

The LFCM CCO shall take steps to immediately inform all supervised persons of the securities listed on the restricted list. The LFCM CCO may place certain securities on a “watch list.” Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information should generally be placed on the watch list. The list will be disclosed only to the LFCM CCO and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.

Personal Securities Transactions

General Policy

LFCM has adopted the following principles governing personal investment activities by LFCM’s supervised persons:

●	The interests of client accounts will at all times be placed first;
●	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and
●	Supervised persons must not take inappropriate advantage of their positions.

Pre-Clearance Required for Participation in IPOs

No supervised person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, as defined herein without the prior written approval of the CCO who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts. Pre-Clearance is obtained through request and approval through the employee dashboard of the firm’s RCI platform.

Pre-Clearance Required for Private or Limited Offerings

No supervised person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of the CCO who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts. Pre-Clearance is obtained through request and approval through the employee dashboard of the firm’s RCI platform.

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Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. LFCM has adopted the policies set forth below to guide supervised persons in this area.

General Policy

LFCM's policy with respect to gifts and entertainment is as follows:

●	Giving, receiving or soliciting gifts or business entertainment in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;

●	Supervised persons should not accept or provide any gifts or favors or business entertainment that might influence the decisions you or the recipient must make in business transactions involving LFCM, or that others might reasonably believe would influence those decisions;

●	Any extraordinary gifts or any gifts that have an aggregate value of more than $100 annually from a single given are not permissible and must be returned or declined, absent approval by the LFCM CCO.

●	Gifts of nominal value and up to $100 in aggregate value from a single giver and promotional items may be accepted but must be reported as outlined in the Reporting Requirements section below. Gifts should be sent to employees at LFCM business offices.

●	Business Entertainment that satisfies the requirements described above and that represent no more than $400 per attendee at which both the supervised person and the giver are present may be accepted but must be reported as outlined in the Reporting Requirements section below. This includes without limitation business lunches and dinners, sporting and cultural events. Supervised persons may not accept more than $1200 per year from any giver.

Reporting Requirements

Any supervised person who gives or accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of LFCM, including gifts and gratuities with value and business entertainment must record and report such gift through the employee dashboard of the firm’s RCI platform.

Any exceptions to this policy must be approved by the LFCM CCO in writing and prior to the giving or accepting of the gift or business entertainment.

Any questions relating to this policy should be directed to the LFCM CCO.

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Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of LFCM, the firm gains access to non-public information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by LFCM to clients, and data or analyses derived from such non-public personal information (collectively referred to as 'Confidential Client Information'). All Confidential Client Information, whether relating to LFCM's current or former clients, is subject to the Code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure of Confidential Client Information

All information regarding LFCM's clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm's policy and the client's direction. LFCM does not share Confidential Client Information with any third parties, except in the following circumstances:

●	As necessary to provide service that the client requested or authorized, or to maintain and service the client's account. LFCM will require that any financial intermediary, agent or other service provider utilized by LFCM (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by LFCM only for the performance of the specific service requested by LFCM;

●	As required by regulatory authorities or law enforcement officials who have jurisdiction over LFCM, or as otherwise required by any applicable law. In the event LFCM is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, LFCM shall disclose only such information, and only in such detail, as is legally required;

●	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All supervised persons are prohibited, either during or after the termination of their employment with LFCM, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver the LFCM's services to the client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with LFCM, must return all such documents to LFCM.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

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Security of Confidential Personal Information

LFCM enforces the following policies and procedures to protect the security of Confidential Client Information:

●	The Firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide LFCM's services to clients;

●	Any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

●	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;

●	Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, LFCM and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the 'nonpublic personal information' of natural person clients. 'Nonpublic information,' under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by 10 individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P LFCM has adopted policies and procedures to safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies

The CCO is responsible for reviewing, maintaining and enforcing LFCM’s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to this policy requires the written approval of the CCO.

Personal Securities Holdings

General Requirements

Every supervised person shall provide initial and annual holdings reports and quarterly transaction reports to the CCO which must contain the information described below. The firm has established direct brokerage feeds for certain designated broker dealers through its RCI platform which provides a recurring stream of all transactional data for compliance surveillance and review. Accounts may only be held at one of the designated broker dealers for which a direct feed has been established unless a specific exception has been granted by LFCM Compliance.

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Holdings include those securities in which a supervised person has any direct or indirect Beneficial Ownership. Beneficial Ownership interest includes securities held in the name of your spouse, domestic partner, minor children and any other relatives residing in your home and unrelated persons in circumstances that suggest a sharing of financial interest (such as when you significantly contribute to the financial support of the unrelated person, or share in the profits of that person’s Securities transactions.)

Reportable Securities

Reportable Securities include all securities in which the Covered Person has any direct or indirect beneficial ownership, and are typically securities that are held outside of an already disclosed investment account. Examples of Reportable Securities include but are not limited to a physical stock certificate, or an equity security such as company stock in a retirement plan account. However, per the Rule certain securities are exempt for the reporting requirements, and are listed below:

●	Direct obligations of the U.S. government

●	Money market instruments, including bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, and other high-quality short-term debt instruments. High quality short-term debt instrument is defined as any instrument having a maturity at issuance of fewer than 366 days and which is rated in one of the highest two rating categories by a nationally recognized statistical rating organization, or which is unrated but is of comparable quality.

●	Shares issued by money market funds

●	Shares issued by open-end mutual funds (other than exchange traded funds)

●	Shares issued by open-end unit investment trusts (UITs) if the UIT is invested exclusively in unaffiliated open- end mutual funds (other than exchange traded funds

Personal Securities Accounts

The following personal securities accounts are not reportable under the Code unless they hold Reportable Securities:

●	401(k) and 403(b) retirement plan accounts that only holds open end mutual funds (other than exchange traded funds)

●	Accounts held directly at mutual fund companies (mutual fund only accounts)

●	Accounts held directly at 529 college savings plans

●	Variable annuity contracts

Reporting Requirements

1.	Initial Holdings Report

Every supervised person shall, no later than ten (10) days after the person becomes a supervised person, file an initial holdings report containing the following information:

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●	The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the supervised person had any direct or indirect beneficial interest ownership when the person becomes a supervised person;
●	The name of any broker, dealer or bank, account name, number and location with whom the supervised person maintained an account in which any securities were held for the direct or indirect benefit of the supervised person; and
●	The date that the report is submitted by the supervised person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became a supervised person.

2.	Annual Holdings Report

Because the firm receives all supervised persons’ account trading data electronically via a daily RCI data fee, an annual holding report disclosure is not required. In the event that the firm maintains a covered account, not included on the RCI daily feed, the supervised person shall, no later than January 31 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3.	Quarterly Transaction Reports

Because the firm receives all supervised persons’ account trading data electronically via a daily RCI data fee, an annual holding report disclosure is not required. In the event that the firm maintains a covered account, not included on the RCI daily feed, the supervised person shall be subject to the following reporting requirements:

●	Every supervised person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:
●	With respect to any transaction during the quarter in a reportable security in which the supervised persons had any direct or indirect beneficial ownership:
●	The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;
●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
●	The price of the reportable security at which the transaction was effected;
●	The name of the broker, dealer or bank with or through whom the transaction was effected; and
●	The date the report is submitted by the supervised person.

4.	Transaction Reports

All transaction reports noted (Initial, Annual and Quarterly) are “filed” via data feeds established through the RCI platform. Disclosure of the account(s) and connection of the account through RCI satisfies the transaction report requirements noted.

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5.	Exempt Transactions

A supervised person need not submit a report with respect to:

●	Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;
●	Transactions effected pursuant to an automatic investment plan, e.g. a dividend retirement plan;
●	A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that LFCM holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter;
●	Any transaction or holding report if LFCM has only one supervised person, so long as the firm maintains records of the information otherwise required to be reported.

6.       Monitoring and Review of Personal Securities Transactions

The CCO, or a designee, will monitor and review all reports required under the Code for compliance with LFCM's policies regarding personal securities transactions and applicable SEC rules and regulations. The CCO may also initiate inquiries of supervised persons regarding personal securities trading. Supervised persons are required to cooperate with such inquiries and any monitoring or review procedures employed LFCM. Any transactions for any accounts of the CCO will be reviewed and approved by the President, or other designated supervisory person. The CCO shall at least annually identify all supervised persons who are required to file reports pursuant to the Code and will inform such supervised persons of their reporting obligations.

Violations of the Code

Any Covered Person who knows of, or has a reasonable belief there is, a violation of applicable laws or of the Code, must report that information immediately. A Covered Person should not conduct preliminary investigations unless authorized to do so by the LFCM CCO.

Anyone who in good faith raises an issue regarding a possible violation of law, regulation, company policy, or unethical behavior will be protected from retaliation. If you have violated this Code however, making a report will not protect you from the consequences of your actions.

Material violations of the Code must be immediately reported to the LFCM CCO. Examples include material violations of applicable securities rules and regulations, fraud, or illegal acts involving any aspect of the firm’s business, material misstatements in client records, or reports of any material activity that is harmful to clients.

Violations of the Code may result in disciplinary action including but not limited to warnings, fines, disgorgement, suspension, demotion or termination of employment or licensing.

Certification

Initial Certification

All supervised persons will be provided with a copy of the Code and must initially certify in writing to LFCM that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

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Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must certify to LFCM in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

All supervised persons must annually certify in writing to LFCM that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised persons should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein.

Records

The CCO shall maintain and cause to be maintained in a readily accessible place the following records:

●	A copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;
●	A record of any violation of LFCM’s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;
●	A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of LFCM
●	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements (i.e. transactional records via account feeds) made in lieu of these reports;
●	A list of all persons who are, or within the preceding five years have been, access persons;
●	A record of any decision and reasons supporting such decision to approve a supervised persons' acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.
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